EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-110967) of Capital Senior Living Corporation and in the related Prospectus and in the Registration Statement (Form S-8 No. 333-92045) pertaining to the 1997 Omnibus Stock and Incentive Plan of Capital Senior Living Corporation of our reports dated March 8, 2005, with respect to the consolidated financial statements of Capital Senior Living Corporation, Capital Senior Living Corporation’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Capital Senior Living Corporation, included in this Annual Report (Form 10-K), for the year ended December 31, 2004.

Ernst & Young LLP

Dallas, Texas
March 8, 2005